Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 11, 2010	FOR MORE INFORMATION, CONTACT: Jonathan Mullins (276) 873-6288

New Peoples Bankshares, Inc. Announces Fourth Quarter 2009 and Year-To-Date 2009 Results

Honaker, Virginia-New Peoples Bankshares, Inc. today reported unaudited fourth quarter earnings of $1.1 million, or $0.11 per diluted share and a year-to-date loss of $3.7 million, or ($0.36) per diluted share. At December 31, 2009, the Company's total assets were $857.9 million as compared to $807.9 million at December 31, 2008. Total loans grew to $763.6 million at December 31, 2009 from $721.2 million at year end 2008. Total deposits increased to $760.7 million at December 31, 2009 from $705.7 million at December 31, 2008.

"We are pleased to report a net profit for the fourth quarter of 2009. We continue to improve the core earnings of the Company as reflected by an improved net interest margin of 4.34% for the fourth quarter of 2009 as compared to 4.10% for the same period in 2008." said Jonathan H. Mullins, President and Chief Executive Officer.

"Asset quality improvement is our main focus. We have made several changes recently to enhance our credit function. For example, we have hired a consulting firm, Credit Risk Management, to assist us in improving credit underwriting, loan portfolio risk management, and loan review. In addition, we have named Sharon V. Borich as our Senior Vice President and Chief Credit Officer with overall responsibility for the credit function of the Bank. We are putting additional emphasis on loan training. We are committed to these enhancements to further strengthen our credit culture. While still meeting loan demand, we are obviously focused on credit quality" stated Mullins.

Mullins added, "These are difficult times for many people, and we are working with our customers to help them during this recession. We apply 'golden rule banking' at all times, both good and bad."

The Bank remains well capitalized as defined by regulatory agencies. The following ratios existed at December 31, 2009: Tier 1 leverage ratio of 7.40%; Tier 1 risk based capital ratio of 9.76%; and Total risk based capital ratio of 10.59%. "We anticipate continued capital growth through retained earnings and slow growth in the near future," stated Mullins.

The Company had net income for the quarter ended December 31, 2009 of $1.1 million, as compared to $1.3 million for the same period ended December 31, 2008. The Company reported a net loss for the year ended December 31, 2009 of $3.7 million as compared to net income of $4.7 million for the same period in 2008. Basic net income per share was $0.11 for the quarter ended December 31, 2009 as compared to $0.14 for the quarter ended December 31, 2008. Basic net loss per share was $0.37 for the year ended December 31, 2009 as compared to net income per share of $0.47 for the same period in 2008. Net income for the year was down primarily due to the provision for loan loss which was increased $11.3 million in 2009 over the 2008 annual provision.

"Regarding the net loss for the year ending 2009, it is solely related to the $11.3 million increased provision for loan loss. We did this prudentially in light of the current economic circumstances. At December 31, 2009, our allowance for loan loss totaled $18.6 million or 2.43% of total loans as compared with a total of $6.9 million and 0.96% of total loans in 2008. Net charge-offs year-to-date for 2009 as a percentage of total average loans were 0.15% as compared to 0.17% in 2008. Even though net charge offs actually decreased in 2009, we experienced an increase in impaired loans to $30.1 million with an estimated allowance of $8.8 million for potential losses at December 31, 2009 as compared to $6.8 million in impaired loans with an estimated allowance of $218 thousand at the end of 2008. Each of these factors justify the significant increase in the allowance for loan loss leading to the net loss for 2009. Given the current high level of unemployment and slow economic recovery we believe the increased allowance to be appropriate and adequate" Mullins added.

The ratio of nonperforming assets to total assets is 3.99% at December 31, 2009 in comparison to 1.11% at December 31, 2008. Nonperforming assets, which include nonaccrual loans, other real estate owned and past due loans greater than 90 days still accruing interest, were $34.2 million at December 31, 2009 and $8.9 million at December 31, 2008. The majority of these assets are real estate development projects outside of our market area, primarily in the coastal Carolinas. In addition, there are also some similar projects located in Northeastern Tennessee. "We are undertaking aggressive efforts to work out these credits. However, this will take some time," commented Mullins.

"We have a wonderful staff and experienced management team focused on providing excellent financial services to the people of Southwest Virginia, southern West Virginia, and northeastern Tennessee."

New Peoples Bankshares, Inc. and its subsidiary New Peoples Bank, Inc. has 31 branch locations throughout Southwest Virginia, southern West Virginia, and northeastern Tennessee providing traditional banking, investment and insurance services to its customers.